EXHIBIT INDEX

(b)       By-laws, as amended Jan. 11, 2001.

(c) Purchase Agreement dated July 14, 2000 between Growth and Income Trust and American Express Financial Corporation.

(q)(1) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.